UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): June 26, 2007

Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Private Placement of Subordinated Convertible Debentures.

On June 26, 2007, Bakers Footwear Group, Inc. (the “Company”) closed (the “Closing”) its previously announced private placement (“Private Placement”) pursuant to a securities purchase agreement dated June 13, 2007 (the “Purchase Agreement”) with seven accredited investors (“Investors”), pursuant to Regulation D under the Securities Act of 1933, of $4 million in aggregate principal amount of subordinated convertible debentures due June 30, 2012 (the “Debentures”). The Purchase Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The Debentures were issued on June 26, 2006 and bear interest at a rate of 9.5% per annum, payable semi-annually on each June 30 and December 31, beginning December 31, 2007. The form of Debentures is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

The Debentures are convertible into shares of the Company’s common stock, par value $0.0001 per share, at any time. The initial conversion price is $9.00 per share, subject to the limitations and adjustments provided in the Debentures. Based on the initial conversion price, the Debentures are convertible into an aggregate of 444,441 shares of the Company’s common stock, after eliminating fractional shares. The Company generally has the right, but not the obligation, to call the Debentures at any time prior to conversion if the closing price of the Company’s common stock (as adjusted for stock dividends, subdivisions or combinations) is equal to or above $16.00 per share for each of 20 consecutive trading days and certain other equity conditions and other conditions are met.

In connection with the Closing, the Company received aggregate gross proceeds of $4 million. Net proceeds to the Company are expected to be approximately $3.5 million. The Company intends to use the net proceeds initially to repay amounts owed under its revolving credit facility and for working capital purposes and thereafter for new stores and store remodeling in fiscal years 2007 and 2008. Under the transaction documents, the Company has broad obligations to indemnify, and pay the expenses of the Investors, including for legal counsel to the Investors. The Company has received confirmation from the Nasdaq Global Market (“Nasdaq”) that the shares of common stock issuable pursuant to the Private Placement will be included in the Nasdaq. The Investors have executed a subordination agreement (the “Subordination Agreement”) dated Jun 26, 2007 in favor of Bank of America, N.A., the Company’s senior lender under the Company’s Second Amended and Restated Loan and Security Agreement, as amended (the “Loan Agreement”). The Subordination Agreement is attached hereto as Exhibit 4.3 and is incorporated herein by reference. Also on June 26, 2007, the Company and the Bank executed an extension agreement with respect to certain provisions in the Loan Agreement. The Extension Agreement was previously described in the Company’s Current Report on Form 8-K dated June 19, 2007 and is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

Upon the occurrence of an event of default under the Debentures, Investors will be entitled to acceleration of the debt plus all accrued and unpaid interest and amounts owed. The Debentures generally provide for customary events of default, including default in the payment of principal or interest or other required payments, failure to pay when due, or the acceleration of, other monetary obligations for indebtedness (broadly defined) in excess of $1 million (subject to certain exceptions), failure to observe or perform covenants or agreements contained in the transaction documents, or if the Company’s common stock fails to be properly quoted or listed, or is suspended from trading, for five days. The Debentures require the Company to comply with certain covenants included in the transaction documents, including covenants relating to using the net proceeds, maintaining its legal existence, prohibiting the Company from selling material assets outside of the ordinary course, prohibiting cash dividends and distributions, share repurchases, and certain payments to officers and directors of the Company.

The conversion price, and thus the number of shares into which the Debentures are convertible, is subject to anti-dilution adjustments relating to stock dividends, or subdivisions or combination of the Company’s capital stock. If the Company distributes evidences of indebtedness, other securities, rights or warrants, or any other assets (other than cash dividends, except for non-recurring cash dividends resulting in a recapitalization), then each Investor is entitled to receive, either at the time of a request, or upon a subsequent conversion, a like amount of such distributed property as if the Debenture had been converted immediately prior thereto. If the Company effects a merger or consolidation, sells substantially all of its assets, or if the Company (or another person) engages in a tender offer (which tender offer results in a change of control as defined in the Debentures), or the Company effects any reclassification of its common stock or any compulsory share exchange pursuant to which common stock is effectively converted into or exchanged for other securities, cash or property, then upon any subsequent conversion of a Debenture, the Investor will have the right to either (X) for each underlying share that would have been issuable upon such conversion absent such transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of the transactions described above as if it had been, immediately prior to such transaction, the holder of one share of common stock or (Y) to receive in cash an amount equal to 100% of the outstanding principal amount of the Debenture, plus all accrued but unpaid interest thereon and any other amounts owing under the transaction documents.

In addition, the Debentures contain a weighted average conversion price adjustment generally for future issuances, at prices less than the then current conversion price, of common stock or securities convertible into, or options to purchase, shares of common stock, excluding generally currently outstanding options, warrants or performance shares and any future issuances pursuant to any properly authorized equity compensation plans.

In accordance with rules of Nasdaq, the Debentures contain limitations on the number of shares issuable pursuant to the Debentures regardless of how low the conversion price may be in the future, subject to the removal of those limitations if shareholder approval of the removal of that limitation is obtained. First, the Debentures provide that if the average conversion price is less than the market price as of the time of signing of the purchase agreement, which was $8.10, then the Company may not issue more than 19.99% of the outstanding share of the Company’s common stock as of the date of signing the Purchase Agreement, which amounts to 1,297,957 shares. Second, the Debentures provide that the number of shares that may be acquired by an Investor upon any conversion is limited to the extent necessary to insure that, following such conversion, the total number of shares beneficially owned by that Investor may not exceed 19.999% of the then outstanding total number of issued and outstanding shares of common stock. Third, for Debentures issued to advisory directors, corporate directors or entities affiliated with such directors, the conversion price is limited so that generally it may not be less than $8.10, regardless of the operation of the weighted average conversion price adjustment. The Company has agreed to seek shareholder approval of the removal of those limitations if certain conditions are met.

The Company also entered into a registration rights agreement on June 26, 2007 (the “Registration Rights Agreement”) with the Investors in respect of the shares of common stock underlying the Debentures which generally provides for certain demand and “piggy-back” registration rights for a period of up to two years after all of the principal amount of the Debentures cease to be outstanding. The Company also has certain other ongoing obligations, including providing the Investors specified notices and certain information, making required SEC filings, indemnifying the Investors for certain liabilities and generally paying expenses of the Investors. Under the Registration Rights Agreement, the Company has the right to suspend use of the registration statement for not more than 30 consecutive days or for a total of more than 60 days in any 12 month period in certain circumstances. The Registration Rights Agreement is attached hereto as Exhibit 4.5 and is incorporated herein by reference.

Investors in the Debentures are set forth in a schedule to the Purchase Agreement and include Andrew N. Baur and Scott C. Schnuck, both of whom are directors of the Company, and Mississippi Valley Capital, LLC, a manager-managed limited liability Company, of which the Company believes Mr. Baur is a manager and his children are three of its four members. Mr. Baur is also a member of the Company’s audit committee and both Messrs. Baur and Schnuck are members of the Company’s compensation committee and nominating and corporate governance committees. Two of the other Investors are Bernard A. Edison and Julian Edison who are both advisory directors to the Company. Bernard Edison is also the father of Peter Edison, the Company’s Chairman and Chief Executive Officer, and the Company believes that he is the beneficial owner of in excess of 5% of the Company’s common stock. Julian Edison is a cousin of Peter Edison. Each of Messrs. Baur, Schnuck, B. Edison and J. Edison receive fees and other compensation from the Company from time to time in their capacities with the Company. In connection with their review and approval of the transaction, the Company’s audit committee engaged, and agreed to indemnify and to pay expenses and to pay financial advisory fees of approximately $175,000 to Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), as financial advisor. In the past, Ryan Beck & Co. (“Ryan Beck”), an affiliate of Stifel Nicolaus has performed investment banking services for the Company from time to time, received compensation and Ryan Beck and affiliates of Ryan Beck own securities of the Company. Ryan Beck is also a party to other agreements with the Company and has the right to designate an observer to attend meetings of the Company’s Board of Directors. The audit committee and Board of Directors of the Company, with interested directors recusing themselves, previously reviewed and approved the transaction.

On June 19, 2006, the Company issued a press release (“Press Release”) regarding the entry into the Purchase Agreement, which is filed herewith as Exhibit 99.1.

The Company reasonably believes that the Investors are “accredited investors” as such term is defined in Rule 501(e) under Regulation D promulgated under the Securities Act of 1933, as amended. The Debentures and the shares of common stock issuable upon conversion of the Debentures are restricted securities that have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold and are otherwise not transferable without compliance with applicable federal securities laws, including registration or an applicable exemption from registration requirements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

  The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference. The Private Placement closed and the Company issued the Debentures to the Investors on June 26, 2007.

For the Private Placement, the Company relied on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated pursuant thereto. The offering of the securities was conducted without general solicitation or advertising. The Debentures issued bear, and certificates evidencing the shares of common stock issuable upon conversion of the Debentures will bear, restrictive legends permitting the transfer thereof only in compliance with applicable securities laws. The Investors have represented their intention to acquire the securities for investment purposes and not with a view to or for distribution in these transactions and that each was an “accredited investor” under Rule 501(e) under Regulation D under the Securities Act of 1933. Each Investor had adequate access to information about the Company through such person’s relationship with the Company or through information provided to them.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits. See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: July 2, 2007	By:	/s/ Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr. Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Subordinated Convertible Debenture Purchase Agreement dated June 13, 2007 (“Purchase Agreement”) by and among the Company and the Investors named therein.
4.2	9.5% Subordinated Convertible Debentures issued by the Company to Investors on June 26, 2007.
4.3	Subordination Agreement dated June 26, 2007 by and among the Company, the Investors named therein and Bank of America, N. A.
4.4	Extension Agreement dated June 26, 2007 between the Company and Bank of America, N.A.
4.5	Registration Rights Agreement dated June 26, 2007 by and among the Company and the Investors named therein.
99.1	Press Release dated June 19, 2007 relating to the Purchase Agreement (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K dated June 19, 2007, filed on June 19, 2007).